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                                                                      EXHIBIT 16



July 2, 2002




Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Newpark Resources, Inc.

Dear Sir/Madam:

The representations made in this letter are based solely on discussion with and representation from the engagement partner on the audits of the financial statements of this registrant for the two most recent fiscal years. This individual is no longer with Arthur Andersen LLP. We have read Item 4 included in the Form 8-K dated June 28, 2002 of Newpark Resources, Inc. (Commission File Number 1-2960) to be filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,



ARTHUR ANDERSEN LLP




Copy to:
Mr. Eric Wingerter
Vice President
  and Corporate Controller
Newpark Resources, Inc.
3850 N. Causeway, Suite 1770
Metairie, La.  70002